Michael Racusin:

Thank you, and welcome everyone to the Hartman Short Term Income Properties XX, Inc. second quarter fiscal year, 2021 shareholder update. I am Michael Racusin, General Counsel and Corporate Secretary. We will begin in just a moment.

Before I continue. I would like to remind you that statements in this discussion, including the question-and-answer session regarding the company's future results, distributions and redemptions returns, budgeted amounts, and plans for the company's business or forward-looking statements, involve risks and uncertainties and are not guaranteed.

Also, we use non-GAAP financial measures, including funds from operations or FFO, which is a non-GAAP financial measure defined by an industry trade group, which we believe is inappropriate supplemental measure to reflect the operating performance of a REIT in conjunction with net income.

Further disclosure is available in the company's periodic reports on form 10-Q and 10-K.
Some statements in this presentation reverted the combined operations of all of the Hartman companies and their subsidiary of which the Company is apart.

I'm joined today by the Company's Chairman and CEO, Allen Hartman, and Chief Financial Officer, Lou Fox. With that, I now turn over the call to Al Hartman.

Allen Hartman:

Thank you everybody for joining us today, beautiful day in Houston, we've got 52 people on the call so far we've got 130 signed up. So I guess more people might join us as time goes on, but a welcome to the call. Thank you for investing with us. Thank you for your confidence in everything we're doing here. I'm going to start the meeting by talking about the agenda for the meeting is the state of the markets Hartman today. Winter storm update financial results, forecast, distributions, redemptions, and Q and A.
And the state of the market in Texas, we own 62% office, about 30% retail and about 8% industrial. So industrial is very robust.

It's going very well. The overall vacancy rate is 6.7%. And retail market is doing almost as well. There was a little bit of a downturn a year ago with COVID, but it's rebounded very nicely, especially for the kind of properties that we own, which tend to be infill convenience centers that are anchored with grocery stores and discounters. And so we've got a good mix of service tenants. And so our retail shopping centers are doing exceedingly well. The office is a little bit more challenged. The office market is quite weak in Houston, a little bit stronger in Dallas, but because of COVID, a lot of people have decided that they prefer to work from home and some people have not come back to the office yet. So there are some challenges with office. However, we are doing exceedingly well in the office space.

In spite of those challenges, we've overcome the obstacles. And because of that, we are in fact leasing the properties up at a very robust pace. When we look at the state of the market in Texas has been number one state for business, eight consecutive years, all kinds of people moving here from all kinds of high tax states, New York and Illinois and California. HP Enterprise moved here, and Oracle headquarters moved here. We already have Oracle on four floors in one of [XXI’s] buildings, San Antonio. CBRE headquarters moved here. Charles Schwab, Amazon built a Houston tech hub, etcetera, etcetera. So these markets are growing exponentially. We're experiencing, experiencing a very good economy here in Texas. Texas was a country, it'd be the eighth largest ninth, largest country in the world. So we are positioned for growth and we've done a variety of things to respond to the pandemic.

We've done one of the things I want to highlight here, a variety of things which are fairly routine. A lot of our competitors have done them, but except for the bi-polar ionization technology. We just won a statewide award for that just recently. And bipolar ionization, what that does, it kills all viruses, all bacteria in a building within 15 minutes of being in the building. So nobody gets sick in the building. We don't even have flu season in our buildings anymore that have this because it kills everything. So in any event we're ahead of the industry on that bipolar ionization technology. As a matter of fact, we were the best technology pivot winner just last week, a couple of weeks ago [from REDNews, a real estate industry magazine], and we're recognized for being number one in the state for that best technology with the bipolar I innovation.

And then also got runner up [from REDNews] for the COVID plan implementation, which we did things we did on the prior page. All those things that we did made the tenants comfortable for to come back into the office. The result of COVID was, is that the rents dropped dramatically. If you look at the beginning of this chart in March of 2020, it was very robust. I remember the week that it hit us probably the third week when COVID hit us in March. And at that time, most of marches rents were collected. So March was actually fairly good. It really took a nosedive in April. People were really reeling in April and a lot of people didn't pay their rent drop. The 78% recovered a little bit in May of 2020 up to 92, then 97, then there was a big catch up in July.

And then you can see throughout the next 15 months or so, we've pretty much stabilized. And down at the bottom of the page, you'll see that we've collected 98.6% of the rent. So there's still some people that are out still. Some people not paying. Alamo Draft House, for example, is a theater in one of our centers that owes us about $1.2 million. And they're getting ready to open back up next month, we're getting ready that, and they got a bunch of money from the government. So, we were anticipating they're going to be able to catch up also. So that'll put that above the 98.55%.

If we look at the occupancy, we had a high right when COVID hit, we were climbing and in very good shape, 82% on our way to who knows what it would have been in 2020, it might've been 87% for the year. We're not really sure what a widow would have ended up, but we dropped pretty dramatically dropped 3% and 82% to 79% and thus the drop in distributions. And I apologize for the drop in distributions, but it corresponded with the drop in occupancy. There was nothing we could do. And we were in fact, fighting the battle against the trends that were taking place because of COVID. Now you'll notice the trend line in the last three or four months in the trend line is very positive, very optimistic. We in fact, are on track to get to between 84% and 85% is here. It's going to be in spite of COVID in spite of some of the tenants, still not back in the office, in spite of people wanting to work from home, everything else we're going to be get to a higher occupancy than we were at the peak of the boom back in January and February of 2020.

So that is very good news. If you look at leasing volume leasing vine is trending higher. July was a little bit off because of the vacations. We don't have August on here, but August is gangbusters. Everybody's coming back to school and back from vacations. So August is off the chart. It exceeds a hundred thousand square feet. So that alone is our best month of the year. Then we expect to finish really strong the last four months of the year. So things are going in the right direction, space planning, activities off of the chart. That's a leading indicator and we're planning spaces for tenants, and that is very robust and tells us we're going to get more leases in the future.

Property tours is another leading indicator that tells us the trend line for two to releases. This is another very positive trend line, and these are the number of leasing leads that have been generated. We implemented about two or three months ago, a major advertising program, and that is really paying off in spades. The leasing leads are just rushing into are rushing into our company that we're going to be able to get a lot of these leases to sign and finished the year.

I want to talk to you for a moment about the winter's storm update and the winter storm update. I know this is old news, but back in February, we had a freeze big freeze here in Texas and the state government made a tremendous blunder, made a tremendous error. The cost of electricity is [typically] roughly 10 cents per kilowatt hour, and they jacked it all the way up to $9,000 per [megawatt] hour, and did it artificially. It was just a bloodbath, what they did, and a bunch of hedge funds made a ton of money. Everybody from the PUC resigned and everybody from ERCOT, a state organization that runs the [grid]. Every one of them resigned in because of the fraudulent activities that they did.

So, we got hit with a bill for $8 million. However, we do have current litigation on the bill right now. We expect to go to trial in November. We have very high-quality attorney that's representing us, and we believe we're going to be victorious in the outcome of that trial. So, I know those are forward-looking statements. We can't make any statements about what might happen in the future, but that is the current circumstance we're looking for the best outcome.

Next, we move on to financial results and forecast. What this says is that if you look at the second quarter of 20 and 21 that's first column and that’s almost $23 million in revenue. And if you look at the budget for the third quarter [of] $22.8 [million], and we are at already at $22.9 [million] in the first quarter. So what that means is that we're ahead of budget and we expect to remain ahead of budget. And our payout ratio is relatively low, and we are financially in very good shape.

If you look at the year to date 2021, you've got a 130% payout ratio. The reason that's there is because the electricity bill shows up as [in the] $37 million expense item. And normally it was a different number, and that would have been a normalized payout ratio. That's a temporary charge that has not, not been paid yet.

As I said before, we've got, on page 22, the budget for the rest of the year and we are exceeding budget and not only on a revenue, but also on occupants and leasing. So we're just going like gangbusters.

If you look, if you look at the distributions and redemptions, we have distributions were cut. As you know, if you look at the first column, you see number 20 was at 7%, and you can see below that with the programs were number XVI was 8.9%, XVII, 8.9%, XIX, 8.7% and 6.7%. So for XVIII, 7% for XX, that's what we're focused on XX merged with all those other companies below, we just divide it out so you can see what it looks like. So we cut everything in half the first quarter of the year. And we stated that for three months, the next column is 4%. And we are now in that quarter. And the next quarter just got approved by the board of directors at 4.5%. And that's what we're paying out this current quarter. And then the last quarter. And I think the first distribution on that third quarter is gonna be the next distribution on September 10th. We are 40 days behind. I'll explain that to you later, but anyway, that's the 4.5% and then the last quarter is anticipated that it will be 5%. That's what we're projecting right now.

Next year, we're projecting again in the budgets, very preliminary that it's going to go from five to five- five to six to six-five to seven over the course of the year and back in some where it was. So eventually we're going to get there. The other programs are, if you look at XVI and XVII, 6.4% 6.4% and XIX at 62%, and then that's last column is a flavor for overall how we're, how we're performing.

So then we move on to the redemptions and the redemptions are that we've paid $252,000 in the first quarter, $1,563,000 in the second quarter, we've got a million-two budgeted in the third quarter. There's been about $12 million in redemption [requests] that have been requested [including approximately $3 million in death and disability requests]. And we are about two thirds of the way through the death of disability. We've got about 900,000 left in death and disability. And that should be finished in the third quarter. Based upon these numbers, we'll be able to pay all that up in the third quarter.

One thing I want to remind everybody else that rates are we're required by law to pay out 95% of the income. And so by nature REITs don't accumulate a lot of money. They don't have retained earnings like many corporations do. And so the result of that is that we have many operating costs like tenant improvements and building improvements and leasing commissions and all those kinds of things and redemptions on top of that. So it's not designed to have a robust redemption program in place, but we are making it work. We're tightening our belts, as you all know, I haven't taken a salary in 15 or 20 years, and I don't anticipate taking one now.

So we're doing everything we can to make, get as many redemptions as we possibly can out the door. We [anticipate] having a refinance of the whole company in the first quarter of next year. And we are anticipating the possibility of paying off a hundred percent of the redemptions at that time. But again, that's a forward looking statement and there is no guarantee that that is going to happen. But we're going to try to do so.

I'd like to talk to you a little bit about question and answer [session], and I'm going to go through some questions with that are kind of generalized questions and answer those in a generalized way with each one of these questions. And then we're going to get to the more specific questions. And as time goes on, if you'd like to send in more questions, we'd be happy to entertain any other questions also.

There's a question on the timing of distributions. Payments are made 40 days in arrears. Although distributions for [months during] the quarter maybe increased, it [isn’t reflected in payments] until 40 days later.

Number two, the question is Hartman paying out the legally required rate to maintain REIT status? Yes. When we go back to restorative previous level, we talked about that potentially by the end of next year.

When will we have a liquidity event or opportunity? We've announced plans for a merger of XX and XXI, and we expect to get that done next year, and that will provide more liquidity for XX because we've got a ongoing redemption plan in XXI that's based upon the nav redemption and it'd be [that] price. But now we're potentially going to be able to take everybody out, wants to get out in in the first quarter through refinancing.

What would Hartman XXI gain to merge with XX? It gains a couple of things. XXI gains size, ability to finance, and ability to be able to grow the company more.

And one of the questions that comes up is about the IPO. We had 80 meetings with investment bankers about at least a dozen [different] investment bankers. 80 meetings, meeting after meeting after meeting for better part of five years. We went to New York. Many times they came here many times, many conferences with them, and we had the best of the best leading the effort for an IPO. We had Citibank, we had RBC, we had half a dozen regional bankers and really good high quality, robust investment bankers that could have done exceedingly good job for us. The problem was is that we would have to have done the IPO at a discount to nav about a 30% discount. About 15% of that would have been the IPO discount, which is normal. But then the other 15% would have been the sector discount, which is not normal. And the problem is that office buildings and retail are out of favor. There's some product types that are in favor, like mini storage and industrial apartments that are very much in favor, of those which is fine. We just don't have to own those except a little industrial. And so because of that, we would have taken a big discount. So the problem is that you do [an] IPO, which gives everybody liquidity, but the problem is you offer it a 30% discount, you get what's called, what the bankers vernacular is, say, you're in a box. Unless you can get gain that 30% [back], you are literally in a box. You can never do another offering unless your stock goes up 30% or more, maybe 35%, 40%, unless you show value increase, you cannot get out of the box. You've done an offering. You can never do another offering, which is worse than where we are now. That's why we didn't do an IPO. It wasn't for lack of trying, we had the best intent and we worked at worked at work and we're not able to do it. So we've taken number two best choice, which is a NAV REIT, which has liquidity. And so some of the bigger names like Hines commercial and others have NAV [and] are raising a lot of capital and have liquidity. That's the second best choice is to have liquidity through a NAV REIT. So I apologize. We were not able to get the IPO done, but it was to your benefit because the stock would have gone down.

We have another question here about merging three offerings together, is that sufficient to [offer] some liquidity for investors? I think we talked through that.

What's the current NAV? [It is] $11.18.

Why can't we sell our investment at NAV? [It is] because the market demands us to buy it at the price you invested. I mean, we're already backed up with $12 million. The market is telling us that's the price. Anything is a possibility after we merged XX and XXI.

[Another question:] “Many of us have minimum distribution requirements that cannot be completed about some portion of liquidity.” The account minimum distributions are based upon your life expectancy. If you have a life expectancy of 20 years, you have to pay out 5% and we're meeting that. You can take it right out of the dividend that you're getting from us 5%. If your life expectancy is 15 years and it's like 7.5% percent. And then most of that's covered by the distribution. You’ll take some out from some other places, but and not all of it is covered by the distribution necessarily, but you can reclassify the shares. [If you need further assistance,] contact our Investor Relations for assistance. I don't know if you have a better answer than that, Lou?

Lou Fox:

With that particular question they can contact our investor relations or contact your financial advisor, who would be familiar with your taxes.

Allen Hartman:

Okay. Very good. Thank you, Lou. Okay.

...

Any estimate of full liquidity as possible for non emergency investors? I think that's [going to be] through the [possible] refinance. It'll start in the fourth quarter a little bit in the third quarter, maybe, but certainly in the fourth quarter and then through refinance and those are mostly first come first serve. I think Lou, if I'm not mistaken, but we are going to finish all the death and disabilities within the next quarter.

…

I'm going to go with some specific questions again, please. If you're not getting these things answered that you want, please type in your questions [in the chat box] and we'll keep keep answering.

Here's a few other questions and okay.

Lou Fox:

There's a question from Charles Kippman who’s a long time investor and it relates to the renewal of our Goldman Sachs on $259 million loan. We are in the process of doing the second extension of that. It was two year loan agreement with three one-year extensions to automatically renew. There is a debt yield [requirement], which is a calculation of operating income divided by the total debt. And in this year, we are just short of the automatic renewal, and we are working with Goldman Sachs currently to get that process. I'm very confident that it will be approved and extended just as we did the first extension. However, with respect to that extension, there is a note in our 10-K for 2020 at each of the first two quarters of this year in the auditor's report, it's called a going concern emphasis. And in note two to the financial statements that management's discussion and analysis under Generally Accepted Accounting Principles, when you have debts maturing within one year of the day to issue financial statements management, as determined, whether there is a risk that you won't get that done, and until you reduce it to a term sheet or a or a letter saying that we're absolutely doing this, there is a risk, although I don't believe it's going to be done. I've been doing this for 35 years and it's going to be okay, but the guidance doesn't allow me to not make that disclosure simply because I think it's going to be okay until we get the letter from the bank that says that it's extended and we fully believe that that will happen. The going concern disclosure on account of the debt must be made in our financial statements. That's a requirement under Generally Accepted Accounting Principles.

Allen Hartman:

Thank you, Lou. You explained that very well and I guess that's why you're the CFO. Good job. Good explanation. Here's another question.

This one says, “Can I be given a date when my shares will be redeemed? I was told in previous webinars that I would be told and now you're being told it's not available.” So that's a great question, Carrie, appreciate your questions. So that is we have a list of investors and we have a projected amount that we're that redeeming, and [it is] Khadijah’s job to notify her where she's on the list. We process the batches, and shareholders in a batch are notified about a week before. ...[We] should be able to give everybody a date within the month, not the exact date, but certainly the month, and we're not currently making that projection. ...We want, we want to forecast when the likelihood of that is going to be redeemed....

There's another question here that [asks about] the effects of the pandemic and the associated issues with employees now demanding you work from home. What is seen as the new normal for office occupancy, what adjustments we made to investments to address the situation? Great question, thank you. The answer to that now is, is that we are overcoming [this.] The office occupancy market generally not increasing. It might even be decreasing in the general marketplace. We are targeting smaller tenants that are either they're tired of working from home, or they might be a spin-off from another company that is not going back to the office or whatever the circumstances might be. We are finding a plethora of new tenants, new prospects that want to lease our buildings. And we in fact are leasing like gangbusters and we have never leased better. And it's because we have such a great group that is leasing[, and it] has done such a great job. We've got 35 people in the leasing department that are doing a variety of different tasks. We do advertising and marketing and the combination of all those, and it makes us a well-oiled machine and we're overcoming the market.

Some of the big tenants are not even back in the buildings yet, like Oracle, for example, they've got four floors in [one of Hartman’s] San Antonio [buildings]. And they are coming back, I think, next month. So you [are] still faced with situations like that. Other tenants are not back, so you can't do the renewal because they're not back, etcetera, etcetera. So there are challenges out there, but for us, there's just a tremendous number of tenants that are coming out of the woodwork. It's interesting, we've done many studies about this and we've got brochures [on the topic]. We'll send you a brochure if anybody wants one. But when you work from home, your productivity drops and it drops dramatically. It's like as much as 60, 70%, you get depressed. And in addition to that, you're not productive and you get distracted and there's all kinds of problems working from home. And I think that's the reality of this thinking of everybody is because it's not a good idea to work from home.

So I think I've gone through all the questions. So Khadijah are there any new questions?

Lou Fox:

One of the questions is NFS, which is a subsidiary of Fidelity Investments, has made a decision to remove the Hartman XX shares from their custodial platform. And we have attempted to contact and discuss the matter with NFS and they are not available for comment. There are a number of other custodians that we can recommend to you. [Please contact] Khadijah in Investor Relations, and she will be glad to give you a list of the ones that that are available to you. There is one in particular. I know that a number of custodial clients called new view has been very, very proactive in helping Hartman XX clients exit NFS. I believe the cost of the custodial service is less. And so you have, you have several other options. We [also] continue to be held on the Schwab and a number of other platforms.

Allen Hartman:

Thank you, Lou. Appreciate that. Okay. Here's a question about trying to redeem shares. “I officially filed paperwork a while ago and when am I going to get the money?” So that's, we're putting everybody on a list and we're going to project out when. I apologize that you don't have it [available]. I know you really need it. Your name is not on here, but we will get in the money as soon as possible. And we will respond to you within a week. We'll have that done within a week. We'll respond to you what month we'll give you the month estimated month.

...

You'll you'll know when you're going to get it, if there's any question about that, let us know if you have any other questions, let us know within a week, if you don't know within a week, we'll you don't hear from us within a week, let us know, but you should hear from us within a week, what month you're going to get redeemed.

“Did anybody lose their job to do the exaggerated previous nav?” Well, thank you, Roger. It's a great question. And I'm not sure the [NAV was] exaggerated. I know that, for example, in just spent some time last Friday, looking at the NAV and and looking at what we're going to be doing for next year and how they're calculating NAV and based upon the leasing activity and the increase in occupancy, you're going to see the NAV go back up higher I believe next year then where they were even previous to COVID. I think the NAV dropped because of COVID, but [I believe] we’re going to, based upon occupancy and NOI, have a higher NAV than we had before. So I'm not sure that we exaggerated.

“When can we start investment in NAV? That will be as I mentioned earlier when the merger is complete with XX and XXI.

...

Jeff is saying, ”Can I talk to a person such as leader on this call?” Lou Fox is available to take any calls. ... Thank you for investing with us. [We would] be happy to talk to you or anybody else as will Lou Fox. Just let us know who you are.

Lou Fox:

..If, if anyone needs the name of another custodian or the list of other custodians that are holding our with shares investor relations, Khadijah, what's your name of the new custodian? New View is one of them, but Charles Schwab and there are other ones. New View is the one that we've, that a number of the NFS clients are now moving to.

...

Allen Hartman:

Is there anything else? Are there any other questions looks like we're live here. This one, this came in, this came through. There's a few more questions here.

...

And Nancy asked the question again, “Who's the person to contact regarding the month expect redemption?” Her name is Khadijah. She handles our investor relations and she has a direct connection with Lou Fox and with Michael Racusin who is our General Counsel. Very good. You're gonna get them to provide that.

Here's one from Jonathan, “Spoke with Fidelity and they said Hartman dropped it, and not the other way around.” Any answer to that one?

Lou Fox:

We did not drop Fidelity. Fidelity notified us [about the termination of their custodian services] and when we to contact them to discuss the matter, we were advised that they had no comments.

Allen Hartman:

Yeah, it was stonewall. We tried desperately to get through to them and they just literally stonewalled us, refuse to answer any questions or have any conversation with us. Zero conversation.

Gary is asking about, “My client at Fidelity who used to set up, so the custodian holds Hartman XXI. Are they dropping?” I've not heard about this.

...

“We were told that NAV dropped due to being too bullish. Not COVID.” Let me see. Do you have an answer to that, Lou, that NAV dropped me being too bullish? I totally disagree with that. Okay.

Lou Fox:

The NAV calculation is the value of real estate plus minus the fair value of other items are balance [sheet] divided by the number of shares. The real estate valuation we have done by third party evaluation expert. And in 2020, I believe, there was a decrease and it's a change in the cap rates that the experts think is appropriate for the various properties. So we can have an instance where net operating income could increase, but a change in the cap rate assumption could actually cause a decrease in the value of the property from one valuation date to another. Valuation is an art and the valuation expert...

Allen Hartman:

Let me just say generally, as the NOI goes up, the value goes up and we are expecting a robust outcome next year. And I am personally looking at all of those evaluations to make sure we get the correct valuation based on NAV increase in NOI. Thank you very much.

We have somebody else been waiting since August. “I've been waiting a year of redemption.” I understand. We're going to get you taken care of immediately.

Debbie Romero, “If you are not eligible for death or hardship, will you still be on the list?” You'll be on the list. Death and hardship is going to be taken care of in the third quarter. I guess there's some question about the definition of hardship. What does hardship really mean? But the death and disabilities are all coming out in the third quarter. Fourth quarter will be hardship, etcetera.

And keep moving on here, going concern. “...Need to negotiate with Goldman Sachs, how certain that one we're going to extension?” Would you like to answer that, Lou?

Lou Fox:

Certainly with respect to the extension, my competence is very high. We have representatives of Goldman Sachs engaged in working to get the extension through. They have to actually worked back through the loan servicer in the process with respect to the refinancing that we intend to do in the first quarter of next year. That initiative is actually in progress and we've engaged a firm who's representing us to consult and work with us to refinance the various portions of our term revolving debt and so forth.

Allen Hartman:

Yeah. Thank you, Lou. The name of the firm is JLL. They're working with us. We, we believe that loan, the loan, that is the source of the redemptions we're talking about the first quarter, that is the same loan. And we're looking at refinancing everything in XX and XXI, because we believe that there's going to be inflation, that there isn't a place that the treasuries are gonna start going up and are going down and the dividend will be going up and as a result and it's a good time to refinance. But that if for some reason they didn't renew us, we replace them with another loan. So the likelihood of any kind of risk there is probably pretty close to zero.

Lou Fox:

It's pretty close to zero. But again, as I stated that with Generally Accepted Accounting Principles. I think it's zero, but I can't guarantee you it's zero. Therefore I have to tell you that there's this risk and the going concern issue is disclosed.

Allen Hartman:

Goldman also told you that because of COVID 70% of the borrowers did not meet their ratio.

Lou Fox:

This is true.

Allen Hartman:

So we're not in this we're in this together with other people.

So, another one, “NFS subsidiary of fidelity it might be feasible to salvage NFS as a Hartman XX custodian.” Yes, Clarence absolutely. Praise God! I appreciate you. Clarence, you'd be like a miracle. I don't know if you walk on water Clarence, but you must because they would not talk to us, but if you're able to talk to them...

Lou Fox:

On the phone and were passed around before I was advised that the appropriate powers that be had been reached and they did not wish to discuss the matter with let us.

Allen Hartman:

Let us know, we'll call you immediately. Khadijah should call clearance immediately. We'll see if we can get in the door there. Thanks, Clarence.

“Your slide in this presentation regarding death redemption requests in good order would be honored. I was interested in learning how to confirm.” And so is all deaths in good order? I mean any death and disability, are they in good orders or some question, whether they're in good order or not.

Khadijah Lloyd:
Redemption paperwork to be in good order for us, its has to have the medallion signature from their custodian. If it's an individual account, all they have to do is go to their bank, get a medallion signature, and then it will be placed in the queue. That is how it is in good order. There are just one or two that are not [in good order and we are notifying] those people that are not. We are calling them.

Allen Hartman:

Okay, well, we're going to hang on for a few more minutes because your questions are so great and we really loved your questions and we love to answer your questions. And again, we appreciate each one of you individually and your clients, and we really appreciate your confidence in us and our ability to perform and we have performed. ...[We computed the] total rate of return table for number XX. Number XX has a rate of return of 18% annual rate of return. … So you say to us, well, you're not very good or you haven't done this, you haven't done that, but we have an 18% annual rate of return. When you look at our peers in the marketplace, it's about a half dozen peers, there's Hines and Griffin and a few others and their total return is probably half or maybe one third of ours, right? Who has an 18% annual simple annual rate of return? Nobody in the space. We are a number one in the space. We exceed by far anybody else in the space. Our five-year track record is exemplary. It's number one, according to Stanger, we get rated number one repeatedly. And so I want to thank you all for your confidence in us. I want to thank you for investing with us. I want to thank you for your questions. And we are going to experience just a tremendous, tremendous year this year and next year because of our leasing activity.

Something else I want to mention to you, and that is, is that we do something called NPS surveys, net promoter score surveys, to why they know in the survey system. We send that NPS survey out to our tenants, and out of 17 different commercial real estate companies, we are number one in the country. We have a net promoter score of 60. Our competitors like CBRE and JLL have negative 10. And [other] ones, there's are maybe positive 15 or 20 of this. I think number two is like 20 or something. Is that right, Anthony? We're we're 60 and number two is, might be 20, 25, something like that. So we rank way up there with the brands that, you know, very well that have worked very hard on this like Honda. I think we're ahead of Honda. I think we're ahead of Apple, and we're ahead of almost everybody, except I think there's a few that are ahead of us at 60%, an extremely high score.

We provide white glove service and Horst Schulze, who's the founder of Ritz-Carlton, is on our board of directors. We bring all the white glove service, all the Ritz-Carlton service to our tenants, even though they're not class A buildings, we bring that level of service to all of our tenants. And that's why we're performing so well with tenants, love us. They want to stay with us and we do an exemplary job for them. That's why we're attracting new tenants. And so the company is performing exceedingly well.

We've got about a little less than 200 team members here, and they're all doing a great job. And I can't say enough about what they're doing and how well they're doing.

We have another question here, “Is 2018 average annual ROI, including distribution original $10 share investments of legacy Hartman funds?” That is number XX only. XXI is actually higher than that. Number XXI is about, I think, 24%.... This is a simple rate of return, not an IRR, but it is a simple rate of return. I don't have the numbers on prior funds but XIX did exceedingly well and so did XVI and XVII.

How do I access redemption request form? We’re going to send that to [the shareholder].

Okay. Very good. So again, thank you very much for investing with us. Thank you for your confidence in us. And I'm just thrilled beyond measure how we've come through this difficult time with COVID and the winter freeze and things are going, going exceedingly well before we close out, any other questions? Anything else Lou or Michael, you want to mention? Okay. We're gonna close it out. Thank you very much. All of you for being on this call. Thank you for your patience. God bless each one of you, each one of you, and look forward to talking to you in the near future. Thank you very much. Have a good day.